Exhibit 2.1

AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of July 15, 2004, by and among HUAYANG INTERNATIONAL HOLDINGS, INC., a Nevada corporation (“HUAYANG”), CHINA CARBON BLACK HOLDING COMPANY LIMITED, a Hong Kong corporation (“CHINA CARBON BLACK”), and the Shareholders of CHINA CARBON BLACK who execute this Agreement (collectively the “SHAREHOLDERS”).

RECITALS:

HUAYANG and CHINA CARBON BLACK desire to complete a share exchange transaction pursuant to which HUAYANG shall acquire all of the issued and outstanding common stock of CHINA CARBON BLACK solely in exchange for the issuance of shares of voting stock of HUAYANG; and

THE Board of Directors of HUAYANG and the Board of Directors of CHINA CARBON BLACK have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of CHINA CARBON BLACK; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), HUAYANG shall acquire all of the issued and outstanding common stock of CHINA CARBON BLACK from the SHAREHOLDERS.   Consideration to be issued by HUAYANG shall be a total of 36,000,000 shares of its common stock (the “Exchange Shares”) in exchange for one shares of CHINA CARBON BLACK, representing 100% of the issued and outstanding common stock of CHINA CARBON BLACK.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, HUAYANG shall have a total of approximately 43,700,807 shares of its common stock issued and outstanding.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of HUAYANG.  HUAYANG represents and warrants to CHINA CARBON BLACK and the SHAREHOLDERS as follows:

(a)

Organization, Standing and Power.  HUAYANG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of HUAYANG consists of 50,000,000 shares of Common Stock with a par value of USD 0.02 per share, of which approximately 7,700,807 shares are currently issued and outstanding.  However, prior to closing hereunder, HUAYANG shall take such steps as may be necessary or appropriate to cause a total of 5,460,000 shares of its currently issued and outstanding common stock currently owned by Gao Wan Jun to be surrendered for cancellation.  Accordingly, immediately prior to closing hereunder and issuance of the Exchange Shares, HUAYANG shall have a total of 2,240,807 shares issued and outstanding.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of HUAYANG approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from HUAYANG at any time, or upon the happening of any stated event, any shares of the capital stock of HUAYANG whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of HUAYANG which have been delivered to CHINA CARBON BLACK are true, correct and complete copies thereof.  The minute book of HUAYANG, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of HUAYANG since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  HUAYANG has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HUAYANG.  No other corporate or shareholder proceedings on the part of HUAYANG are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of HUAYANG or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HUAYANG which violation would have a material adverse effect on HUAYANG taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to HUAYANG in connection with the execution and delivery of this Agreement by HUAYANG or the consummation by HUAYANG of the transactions contemplated hereby.

(f)

Books and Records.  HUAYANG has made and will make available for inspection by CHINA CARBON BLACK upon reasonable request all the books of HUAYANG relating to the business of HUAYANG.  Such books of HUAYANG have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to CHINA CARBON BLACK by HUAYANG are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  HUAYANG is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

HUAYANG has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

(i)

Financial Statements and Tax Returns.  Copies of HUAYANG’s audited financial statements for the fiscal year ended December 31, 2003, its unaudited financial statements for the periods ended March 31, 2004 and September 30, 2003, and of its tax return for the fiscal year 2003 have been delivered to CHINA CARBON BLACK.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of HUAYANG, threatened against or affecting HUAYANG which is reasonably likely to have a material adverse effect on HUAYANG, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against HUAYANG having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Tax Returns.  HUAYANG has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon HUAYANG.

2.2

Representations and Warranties of CHINA CARBON BLACK.  CHINA CARBON BLACK represents and warrants to HUAYANG as follows:

(a)

 Organization, Standing and Power.  CHINA CARBON BLACK is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  The authorized capital stock of CHINA CARBON BLACK consists of one shares of Common Stock with par value of HK$ 1.0 per share.  As of the date of execution of this Agreement, it has a total of one shares of common stock issued and outstanding.  All outstanding shares of CHINA CARBON BLACK stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of CHINA CARBON BLACK were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CHINA CARBON BLACK at any time, or upon the happening of any stated event, any shares of the capital stock of CHINA CARBON BLACK.

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Certificate of Incorporation and of the other corporate documents of CHINA CARBON BLACK which have been delivered to HUAYANG are true, correct and complete copies thereof.  The minute books of CHINA CARBON BLACK which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of CHINA CARBON BLACK since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  CHINA CARBON BLACK has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of CHINA CARBON BLACK are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of CHINA CARBON BLACK or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CHINA CARBON BLACK or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CHINA CARBON BLACK in connection with the execution and delivery of this Agreement by CHINA CARBON BLACK, or the consummation by CHINA CARBON BLACK of the transactions contemplated hereby.

(f)

RESERVED.

(g)

Books and Records.  CHINA CARBON BLACK has made and will make available for inspection by HUAYANG upon reasonable request all the books of account, relating to the business of CHINA CARBON BLACK.  Such books of account of CHINA CARBON BLACK have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to HUAYANG by CHINA CARBON BLACK are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  CHINA CARBON BLACK is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  CHINA CARBON BLACK has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the CHINA CARBON BLACK financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of CHINA CARBON BLACK threatened against or affecting CHINA CARBON BLACK, which is reasonably likely to have a material adverse effect on CHINA CARBON BLACK, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CHINA CARBON BLACK having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  CHINA CARBON BLACK has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and CHINA CARBON BLACK has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. CHINA CARBON BLACK knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits; Intellectual Property.  CHINA CARBON BLACK owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3

Representations and Warranties of the Shareholders.  By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to HUAYANG as follows:

(a)

Shares Free and Clear.  The shares of CHINA CARBON BLACK which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of CHINA CARBON BLACK specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, HUAYANG  will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDER is a party or by which such SHAREHOLDER is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of CHINA CARBON BLACK and HUAYANG.  During the period from the date of this Agreement and continuing until the Effective Time, CHINA CARBON BLACK and HUAYANG each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted HUAYANG Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, HUAYANG and CHINA CARBON BLACK shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of HUAYANG and CHINA CARBON BLACK shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of HUAYANG and CHINA CARBON BLACK shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by HUAYANG or CHINA CARBON BLACK or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

HUAYANG Board of Directors and Officers.  The current directors of HUAYANG shall resign as of the Closing Date after appointing successors designated by CHINA CARBON BLACK.  Subsequent legal procedures for closing of the transactions, CHINA CARBON BLACK shall indemnify and hold the existing directors of HUAYANG and Mr. Gao Wanjun harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interests and expenses (collectively "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the existing directors of HUAYANG and Mr. Gao in the execution of this Agreement

4.5

Issuance of Additional Shares.  Immediately following closing hereunder, HUAYANG shall take such steps as may be necessary or appropriate to cause a total of 3,240,000 shares of its common stock to be issued to Gao Wan Jun as trustee of the Huayang International Trust or his designees.  Such shares shall be issued in reliance upon exemptions from registration under the Securities Act of 1933 and shall be “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933.   Such shares are being issued in consideration of the agreement of Gao Wan Jun to surrender for cancellation prior to closing a total of 5,460,000 shares of the common stock of HUAYANG currently issued and outstanding and registered in the name of Huayang International Trust.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of HUAYANG.  The obligation of HUAYANG to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by HUAYANG:

(a)

Representations and Warranties.  The representations and warranties of CHINA CARBON BLACK and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and HUAYANG shall have received a certificate signed on behalf of CHINA CARBON BLACK by the President of CHINA CARBON BLACK and a certificate signed by each of the SHAREHOLDERS  to such effect.

(b)

Performance of Obligations of CHINA CARBON BLACK.  CHINA CARBON BLACK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HUAYANG shall have received a certificate signed on behalf of CHINA CARBON BLACK by the President to such effect.

(c)

Closing Documents.  HUAYANG shall have received such certificates and other closing documents as counsel for HUAYANG shall reasonably request.

(d)

No Dissenting Shares.   SHAREHOLDERS holding 100% of the issued and outstanding common stock of number of shares of common stock of CHINA CARBON BLACK shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  CHINA CARBON BLACK shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of HUAYANG, individually or in the aggregate, have a material adverse effect on CHINA CARBON BLACK and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  CHINA CARBON BLACK shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review.  HUAYANG shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CHINA CARBON BLACK and shall not have determined that any of the representations or warranties of CHINA CARBON BLACK contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that CHINA CARBON BLACK is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of HUAYANG, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against CHINA CARBON BLACK, the consequences of which, in the judgment of HUAYANG, could be materially adverse to CHINA CARBON BLACK.

(h)

Execution of Promissory Note.  Guo Yuan Wang shall have executed a Promissory Note in favor of Gao Wan Jun in substantially the form attached hereto as Exhibit A and incorporated herein by this reference.

5.3

Conditions to Obligations of CHINA CARBON BLACK.  The obligation of CHINA CARBON BLACK to effect the Exchange is subject to the satisfaction of the following conditions unless waived by CHINA CARBON BLACK:

(a)

Representations and Warranties.  The representations and warranties of HUAYANG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, CHINA CARBON BLACK shall have received a certificate signed on behalf of HUAYANG by the President to such effect.

(b)

Performance of Obligations of HUAYANG.  HUAYANG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CHINA CARBON BLACK shall have received a certificate signed on behalf of HUAYANG by the President to such effect.

(c)

Closing Documents.  CHINA CARBON BLACK shall have received such certificates and other closing documents as counsel for CHINA CARBON BLACK shall reasonably request.

(d)

Consents.  HUAYANG shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  CHINA CARBON BLACK shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of HUAYANG and shall not have determined that any of the representations or warranties of HUAYANG contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that HUAYANG is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CHINA CARBON BLACK, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against HUAYANG the consequences of which, in the judgment of CHINA CARBON BLACK, could be materially adverse to HUAYANG.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual consent of HUAYANG and CHINA CARBON BLACK;

(b)

by either HUAYANG or CHINA CARBON BLACK if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by either HUAYANG or CHINA CARBON BLACK if the Exchange shall not have been consummated before September 30, 2004.

6.2

Effect of Termination.  In the event of termination of this Agreement by either CHINA CARBON BLACK or HUAYANG as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of HUAYANG, CHINA CARBON BLACK and the SHAREHOLDERS, provided that in the case of HUAYANG and CHINA CARBON BLACK, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to HUAYANG:

No. 386 Qingnian Ave Heping District Shenyang, Liaoning 110004 China

(b) If to CHINA CARBON BLACK:
5/Floor Back 31 Sing Woo Road Happy Valley Hong Kong

(c) If to the SHAREHOLDERS, at their respective addresses specified on Exhibit A.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Delaware state court or any federal court in the State of Delaware in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.10

Legal fees, advisory fees and audit fees.  Except as otherwise set forth herein, CHINA CARBON BLACK shall pay the fees and expenses of its advisers, counsel, accountants and other experts

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

HUAYANG INTERNATIONAL HOLDINGS, INC

By: /s/ GAO WAN JUN

Gao Wan Jun, Authorized Officer

Date: July 15, 2004

CHINA CARBON BLACK HOLDING COMPANY LIMITED

By: /s/ GUO YUAN WANG

Guo Yuan Wang, Authorized Officer

Date: July 15, 2004

SHAREHOLDERS:

/s/ GUO YUAN WANG

Guo Yuan Wang